Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Reports Squalamine Improves Vision in

Age-Related Macular Degeneration

—Conference Call / Webcast with Data Slides at 10:30 AM Today—

Plymouth Meeting, PA, August 4, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) announced today strong clinical results, including improved vision, for the Phase I/II clinical trial of its systemically administered anti-angiogenic drug, squalamine, for the treatment of choroidal neovascularization associated with age-related macular degeneration (AMD), also known as “wet” AMD.

Of patients treated with squalamine, 97% had preserved or improved vision two months after initiation of therapy. Thirteen patients (33%) had three lines or greater improvement in visual acuity, and 25 patients (64%) had preserved vision. The greatest degree of improvement was eight lines, from 20/125 to 20/20 vision. Angiographically, multiple lesions were notably smaller through the end of therapy and two months follow up visits, including classic and occult angiographic subtypes. Blood vessel leakage was significantly less than prior to squalamine administration. Squalamine dosing in the study consisted of four weekly doses of squalamine, with no further maintenance therapy, and follow up evaluations at two and four months. There have been no withdrawals from therapy or drug related serious adverse events in the trial thus far. To date, over half of the patients have completed the trial through the final four months follow up visit. Additional data from patient evaluations at the final four months follow up visit is anticipated to be available later in 2003.

“These are truly remarkable results in an early stage trial,” commented retinal specialist and study advisor Charles A. Garcia, MD, Bernice Weingarten Distinguished Professor of Ophthalmology and Visual Science, University of Texas Health Science Center at Houston. “The potential advantage with squalamine is to have a systemic anti-angiogenic therapy that avoids the complications associated with intraocular and periocular injections, such as infection, needle associated injuries, and not to be overlooked, patient acceptance. It also allows the potential for therapy or disease prevention of choroidal neovascularization in the patient’s second eye. I very much look forward to taking part in the next steps for squalamine clinical development in AMD with an outstanding team of investigators and advisors.”

“We are impressed by the dramatic positive results demonstrated with squalamine in this early study,” noted Gerald J. Chader, PhD, MD, Chief Scientific Officer of the Foundation Fighting Blindness. “AMD is the

leading cause of blindness among adults age 50 or older, and affects 25-30 million people globally. Current therapies for wet AMD are quite limited in effectiveness, thus additional clinical trials of squalamine are eagerly awaited. The Foundation Fighting Blindness will closely follow Genaera’s progress to complete the evaluation of squalamine’s potential as a new therapy for patients with choroidal neovascularization associated with AMD. While there are a number of exciting new pharmacologic therapies in development, squalamine could become a leading drug for individuals afflicted with wet AMD, given its unique mechanism of action and the potential for safe systemic delivery.”

Forty patients with classic or occult angiographic abnormalities were enrolled in a single-agent trial of squalamine in wet AMD. Squalamine was administered intravenously at doses of 25 or 50 mg/m2, once weekly for 4 weeks. The principal outcome measures were visual acuity, ocular angiography, fundus photography and safety. Visual acuity was monitored using the number of lines read correctly (gained or lost) on the ETDRS (Early Treatment Diabetic Retinopathy Study) chart. Patients had not received prior photodynamic therapy. The study was performed by an internationally recognized ophthalmologist, Dr. Hugo Quiroz-Mercado in Mexico City, with participation from renowned Professors Charles A. Garcia and Gholam Peyman (Tulane University).

“Squalamine has shown the anti-angiogenesis approach can preserve or improve vision in patients with AMD,” commented William W. Li, MD, President of the non-profit Angiogenesis Foundation. “This study is one of the most significant to date for this disease. The fact that squalamine targets multiple components of the angiogenic process distinguishes it from many other agents in clinical development.”

“We believe this is the most positive result by far for any early stage clinical trial in Genaera’s history,” stated Roy C. Levitt, MD, President and Chief Executive Officer of Genaera. “These results are comparable or superior to any published or presented results for new therapies in development for wet AMD, such as Macugen™ and Lucentis™, and provide evidence of squalamine’s tremendous potential as a unique noninvasive anti-angiogenic therapy for this blinding eye disease. The clinical findings thus far include evidence of vessel regression along with impressive visual improvement in some patients, and clear single agent action for this potent anti-angiogenic drug. We expect to finish the clinical trial, and anticipate providing additional results later in 2003. At the same time, we are pursuing program specific funding, and other possible strategic transactions, to follow up with additional studies in the US and elsewhere to better define the role of squalamine in AMD therapy. We, and others, currently assess that there is multi-billion dollar market potential for a novel wet AMD therapy such as squalamine.”

A formal Ophthalmic Advisory Board is currently being established by Genaera to assist with the clinical development of squalamine. Likely features of future Phase II clinical trials with squalamine for wet AMD may include testing of three months maintenance therapy, variations in intensity of initial dosing, and/or combination treatment with photodynamic therapy. Future Phase III studies would be anticipated to include collection of visual acuity data through at least 12 months of therapy before marketing applications could be considered.

Conference Call

At 10:30 a.m. EST today, Genaera will webcast a conference call hosted by Roy C. Levitt, President and Chief Executive Officer, with guest participants Charles A. Garcia and Gerald J. Chader. Those who wish to participate in the conference call may telephone (800) 245-3043 approximately 10 minutes before the start time. A slide presentation of data from the trial and related analyses will be presented on the Internet via Vcall. To access the live or archived call via the Internet, please log onto http://www.vcall.com/ClientPage.asp?ID=84370 or www.genaera.com. Please connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Mechanism of Action

Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

AMD

Angiogenesis resulting from AMD is the leading cause of legal blindness among adults age 50 or older in the Western world. About 25-30 million people are affected globally. This number is expected to triple over the next 25 years.

AMD occurs in two types: the “dry” form and the more severe “wet” form. Dry AMD, the more common and milder form of AMD, accounts for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenic treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. Please visit our web site at www.genaera.com for more information on Genaera.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-

looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.